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                                                                   EXHIBIT 10.38

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") dated as of March 4th, 2002, by and between Genesee & Wyoming Inc. (the "Company") and Robert Grossman (the "Executive").

         The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment, and Executive desires to accept such employment with the Company and enter into such an agreement (the "Agreement").

         In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. Effectiveness: Term of Employment.

                  a. Effectiveness. This Agreement shall constitute a binding agreement between the parties as of the date hereof (the "Effective Date").

                  b. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement.

         2. Position.

                  a. During the Employment Term, Executive shall serve as an Executive Vice President, Government and Industry Affairs of the Company. In such position, Executive shall have responsibilities related to federal, state and local government affairs, securing state and federal funding; maximizing synergies and facilitating integration of Emons into GWI, but shall not responsible for managing Emons Transportation Group; overseeing development of Emons' intermodal terminal in Maine; representing the Company at its industry association, the ASLRRA; special project assignments, which might include by way of example, responsibility for the start-up of rail-related businesses and acquisition work including recommendations, due diligence and integration; and such additional duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board") and the Chief Executive Officer of the Company.

                  b. During the Employment Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, however, that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided, however, that in each case, and in the aggregate, such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8 or 9 of this Agreement.

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         3. Base Salary. During the Employment Term, the Company shall pay
Executive a base salary at the annual rate of $250,000, payable in regular installments in accordance with the Company's usual payment practices. In conjunction with an annual performance review process, Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

         4. Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") of up to 50% of Executive's Base Salary (the "Target") based upon the achievement of performance goals established under the Genesee Value Added bonus plan consistent with the terms of the plan.

         5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's health, dental and other employee benefit plans (other than severance pay plans) as in effect from time to time in accordance with existing Company policy (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company. By way of clarification, under the plans as currently constituted, the Company will pay for group term life insurance coverage of the Executive in the amount of $165,000, and Executive will be eligible to participate in the Company's 401(k) Plan as of the first quarter occurring after the Effective Date, in accordance with the terms of such plan. Executive shall be entitled to five weeks (25 days) of paid vacation time and 9 paid holidays annually.

         6. Business Expenses and Perquisites.

                  a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

                  b. Perquisites. The Company shall pay Executive an automobile allowance of $10,000 annually, to be paid in monthly installments on the first day of each month, for the purpose of enabling Executive to obtain the use of an automobile for the performance of Executive's duties hereunder. In addition, reasonable operating expenses of such vehicle will be reimbursed to Executive in accordance with Company practice.

         7. Termination. The Employment Term and Executive's employment hereunder may be terminated by the Company at any time and for any reason or by Executive for Good Reason; provided, however, that Executive will be required to give the Company at least sixty (60) days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                  a. By the Company For Cause or By Executive Resignation Without Good Reason.

                  (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall

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                           terminate automatically upon Executive's resignation
                           without Good Reason (as defined in Section 7(c)).

                  (ii)     For purposes of this Agreement, "Cause" shall mean
                           (A) Executive's continued failure substantially to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure, (B) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof excluding traffic or vehicular violations or (y) a misdemeanor involving moral turpitude, (C) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (D) Executive's breach of the provisions of Sections 8 or 9 of this Agreement.

                  (iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                  (A) the Base Salary through the date of termination;

                  (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

                  (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                  (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

         Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  (iv) Upon notice from the Company to Executive that it is terminating Executive's employment pursuant to a termination for Cause, the Termination Date shall be the date on which such notice is mailed or hand-delivered to Executive, or such other date as specified to Executive in the Notice of Termination as described in Section 7(e) herein.

                  b. Disability or Death.

                  (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company

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                           if Executive becomes physically or mentally
                           incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

                  (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

                  (A) the Accrued Rights; and

                  (B) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 3 hereof in such year based upon the Target and the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated.

         Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except for payments under any disability insurance policy maintained by the Company.

                  c. By the Company Without Cause or Resignation by Executive for Good Reason.

                  (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

                  (ii) For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus, when due hereunder, or (B) any substantial and sustained diminution in Executive's duties or responsibilities from those described in Section 2 hereof; provided, however, that either of the events described in clauses (A) and (B) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an

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                           event on the 50th day following the later of its
                           occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

                  (iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason during the Employment Term, Executive shall be entitled to receive:

                  (A) the Accrued Rights; and

                  (B) Subject to Executive's continued compliance with the provisions of Sections 8 and 9, continued payment of the Base Salary and Employee Benefits until the expiration of the Employment Term determined as if such termination had not occurred; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

         Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  d. Expiration of Employment Term. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided, however, that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

                  e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                  f. Board/Committee Resignation. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

         8. Non-Competition

                  a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

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         (1) During the Employment Term and, for a period of one year following the end of the Employment Term if the Executive ceases to be employed by the Company (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any existing or prospective customer, supplier, licensee or other business relation of the Company or any subsidiary or affiliate:

                  (i) with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive's termination of employment;

                  (ii) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive's termination of employment; or

                  (iii) for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive's termination of employment.

         (2) During the Restricted Period, Executive will not directly or indirectly, without the prior written consent of the Company:

                  (i) engage in any business that competes with the business of the Company or its subsidiaries or affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a "Competitive Business");

                  (ii) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business;

                  (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

                  (iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, or suppliers of the Company or its affiliates.

         (3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person or entity engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a

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member of a group which controls, such person or entity and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person or entity.

         (4) During the Restricted Period, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

                  (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

                  (ii) hire any such employee who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

         (5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

                  b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         9. Confidentiality. Executive will not at any time (whether during or after Executive's employment with the Company) disclose, retain, or use for Executive's own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company ("Confidential Information") without the written authorization of the Board; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant or the wrongful acts of others who were under confidentiality obligations as to the item or items involved. Executive agrees that upon termination of Executive's employment with the Company for any reason, Executive will return to the Company immediately all memoranda, books,

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papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information of the type described in the preceding sentence. Executive further agrees that Executive will not retain or use for Executive's own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any of its subsidiaries or affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property used or owned in connection with the business of the Company or its affiliates.

         10. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         11. Miscellaneous

                  a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                  b. Arbitration. Any controversy arising out of or relating to this Agreement shall be settled by binding arbitration in Greenwich, Connecticut in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held before a single experienced employment law arbitrator licensed to practice law in Connecticut and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The award rendered in any such proceeding shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings shall be borne equally by the Company and Executive. Neither party shall be entitled to recover attorneys' fee or costs expended in the course of such arbitration or enforcement of the award rendered thereunder.

                  c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  d. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive

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such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  f. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                  g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                  h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         If to the Company:

         Genesee & Wyoming Inc.
         66 Field Point Road
         Greenwich, Connecticut 06930

         Attention: Mortimer B. Fuller, III

         If to Executive:

         To the most recent address of Executive set forth in the personnel records of the Company.

                  i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                  j. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company or its

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affiliates regarding the terms and conditions of Executive's employment with the
Company or its affiliates (collectively, the "Prior Agreements") .

                  k. Set Off. The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

                  l. Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

                  m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     GENESEE & WYOMING INC.

                                     By: /s/ Mortimer B. Fuller, III
                                         ---------------------------------------
                                             Mortimer B. Fuller, III
                                             Chairman and CEO

                                         /s/  Robert Grossman
                                         ---------------------------------------
                                         Robert Grosman

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